RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               TMI HOLDINGS, INC.


     Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the Chief Executive Officer of TMI Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document #S68597 does hereby certify:

     Pursuant to Written Consent of the Board of Directors of said Corporation dated May 2, 2003, and approved by the shareholders at the annual meeting held on June 10, 2003, it was voted that the Corporation would amend and restate its articles of incorporation as follows:

                                    ARTICLE I

     The  name  of  this  corporation  is:

     TMI  HOLDINGS,  INC.

                                   ARTICLE II

     Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any part of the State of Florida, or in any other state, territory, or possession of the United States.

                                   ARTICLE III

     The  nature  of  the  business  is  to  engage  in  any  lawful  activity.

                                   ARTICLE IV

          This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Thirty Million (30,000,000) shares, par value $0.01. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Million Five Hundred Thousand (1,500,000) shares, par value $0.01.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

     The members of the governing board of the corporation shall be styled directors, of which there shall be no less than one (1) or more than ten (10). The Directors of this corporation need not be stockholders.

                                   ARTICLE VI

     This  corporation  shall  have  perpetual  existence.

                                   ARTICLE VII

     This Corporation shall have a president, secretary, treasurer and a resident agent, to be chosen by the Board of Directors. Any person may hold two or more offices.

                                  ARTICLE VIII

     The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

                                   ARTICLE IX

     To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to procure, at this Corporation's expense, policies of insurance.

                                      ---

     The number of shares of the corporation outstanding and entitled to vote on this Restated Articles of Incorporation is 1,439,675 shares of common stock; that the said change(s) and the Restated Articles of Incorporation have been consented to and approved by a majority of all the Stockholders of each class of stock outstanding and entitled to vote thereon. The changes set forth herein shall be effective upon the filing of these Restated Articles of Incorporation.



-------------------------------------------------
Scott  Siegel,  Chief  Executive  Officer

Dated:  June  17,  2003